Exhibit 99.1

Final	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Megan McDonnell

NEW YORK & COMPANY, INC. ACQUIRES JASMINE COMPANY, INC.

Jasmine Company, Inc.’s Upscale Contemporary Positioning Complements

New York & Company Inc.’s Leadership in the Fashion Value Segment

New York, New York – July 19, 2005 - New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 490 stores, announced today that it has acquired Boston-based Jasmine Company, Inc., a privately held women’s retailer of upscale and contemporary apparel, footwear and accessories under the “JasmineSola” and “Luisa Luisa” brand names.  Luciano Manganella, Jasmine Company, Inc.’s (“JasmineSola”) President and Founder and architect of its success, together with Stacey Manganella, JasmineSola’s Executive Vice President, Merchandising, will continue to lead the JasmineSola organization and implement its growth initiatives.

JasmineSola was founded in 1970 in Harvard Square.  The stores offer women a unique shopping experience, including sought after brands and the latest fashions in a boutique environment.  The JasmineSola store base is highly productive, averaging in excess of $700 in sales per square foot.  Currently, JasmineSola operates 14 locations in Massachusetts, Connecticut and Rhode Island.

Richard P. Crystal, New York & Company Chairman and CEO, stated:  “JasmineSola represents a great strategic fit for our company by enabling us, in a compelling environment, to appeal to a more fashion forward and affluent customer than our core business.  In addition, it provides us with a concept that is proven, scalable and highly productive.  We are very excited to leverage our expertise in real estate development and operations with a concept that is at the beginning stages of growth.”

“The stores, which cater to women ages 15 – 45, give us the ability for the first time to meet the apparel needs of upscale, brand-conscious women,” Mr. Crystal continued.  “In addition, boutiques such as JasmineSola represent a growing segment in the retail landscape, and we are pleased to be able to participate in this growth and equally delighted to welcome Luciano and Stacey Manganella and the entire JasmineSola team to our company.  The opportunity to acquire the caliber of talent of the JasmineSola team was a major factor for us when we evaluated this acquisition.”

Luciano Manganella, JasmineSola President and Founder, stated: “We are thrilled to become part of the New York & Company team.  In joining New York & Company, we become part of an organization that is known as a leader in women’s specialty retailing and is committed to helping us grow our business.  We believe New York & Company possesses the necessary elements to allow us to successfully expand JasmineSola across the country.”

“Jasmine’s strength in multi-brand product merchandising and store presentation has positioned this trend-forward retailer for tremendous growth upside - something New York & Company will be able to take to the next level,” said Don Hutchison, Principal with Tri-Artisan Partners LLC, a New York based operating-focused merchant bank and advisors to JasmineSola.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate new stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials and labor; (x) our reliance on foreign sources of production; (xi) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xii) our reliance on manufacturers to maintain ethical business practices; (xiii) our ability to protect our trademarks and other intellectual property rights; (xiv) our dependence on the success of our brand; (xv) competition in our market, including promotional and pricing competition; (xvi) our reliance on the effective use of customer information; (xvii) the effects of government regulation; (xviii) the control of our company by our sponsors and (xix) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel.  The Company’s proprietary branded New York & Company merchandise is sold exclusively through its national network of 490 retail stores in 45 states.  Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website: www.nyandcompany.com.